Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Epsilon Energy Ltd.

Houston, Texas

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2019, relating to the consolidated financial statements, of Epsilon Energy Ltd. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ BDO USA, LLP
Houston, Texas

July 2, 2019.